CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Chou America Mutual Funds and to the use of our report dated March 1, 2018 on the financial statements and financial highlights of Chou Income Fund and Chou Opportunity Fund, each a series of shares of beneficial interest in Chou America Mutual Funds. Such financial statements and financial highlights appear in the December 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 23, 2018